Exhibit 99.1

Investor Contacts: Larry P. Kromidas Logan L. Bonacorsi
(314) 480-1452 (314) 719-1755
lpkromidas@olin.com llbonacorsi@olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES FOURTH QUARTER 2018 EARNINGS

Fourth Quarter and Full Year 2018 Highlights

•	Net income - fourth quarter of $53.3 million and full year of $327.9 million

•	Achieved record full year adjusted EBITDA of $1,265.4 million with fourth quarter adjusted EBITDA of $301.4 million

•	Announced full year 2019 adjusted EBITDA forecast

Clayton, MO, February 4, 2019 - Olin Corporation (NYSE: OLN) announced financial results for the fourth quarter and full year ended December 31, 2018.

Fourth quarter 2018 reported net income was $53.3 million, or $0.32 per diluted share. Fourth quarter 2017 reported net income was $489.3 million, or $2.89 per diluted share, which included a tax benefit of $437.9 million from the Tax Cuts and Jobs Act of 2017 (2017 Tax Act). The full year 2018 reported net income was $327.9 million, or $1.95 per diluted share. Full year 2017 reported net income was $549.5 million, or $3.26 per diluted share, which included a tax benefit of $437.9 million from the 2017 Tax Act.

Fourth quarter 2018 adjusted EBITDA of $301.4 million excludes depreciation and amortization expense of $150.4 million, restructuring charges of $8.2 million, information technology integration costs of $11.0 million and an insurance recovery of $1.0 million. Fourth quarter 2017 adjusted EBITDA was $277.9 million. Sales in the fourth quarter 2018 were $1,635.0 million compared to $1,619.9 million in the fourth quarter 2017.

For the full year 2018, Olin generated adjusted EBITDA of $1,265.4 million, which excludes depreciation and amortization expense of $601.4 million, restructuring charges of $21.9 million, acquisition-related integration and other costs of $37.5 million, $89.5 million of insurance recoveries, net of related legal costs incurred in

2018, and other non-recurring items of $15.2 million. Full year 2017 adjusted EBITDA was $944.1 million. Sales in 2018 were $6,946.1 million compared to $6,268.4 million in 2017.

John E. Fischer, Chairman, President and Chief Executive Officer, said, “Olin concluded 2018 with a solid fourth quarter, which benefited from strong operating performances by both the Chlor Alkali Products and Vinyls and Epoxy businesses. The record full year adjusted EBITDA of $1,265 million represents a 34% improvement over 2017 levels and a 50% improvement over 2016 levels. During the fourth quarter, the company utilized its cash flow generation to pay down an additional $122 million of debt, bringing the total debt reduction for the year to $376 million. Net leverage improved to 2.4 times adjusted EBITDA. In addition, Olin bought back 1.6 million shares of its common stock during the fourth quarter, at a cost of approximately $30 million. Full year share repurchases totaled 2.1 million shares at a cost of approximately $50 million. We remain committed to our approach to capital allocation, which includes on-going deleveraging, investing in our businesses, and returning cash to our shareholders to create long-term value.

“Looking ahead, Olin currently expects 2019 adjusted EBITDA to be comparable to 2018 with a balanced level of upside opportunities and downside risks. We are beginning 2019 with caustic soda prices meaningfully lower than 2018 levels but expect this to be offset by improved chlorine, ethylene dichloride and chlorine-derivatives prices and lower turnaround costs. This level of adjusted EBITDA will enable continued investment in the business, returning capital to shareholders, as well as further deleveraging. We believe Olin is poised for another strong year of cash flow generation in 2019,” Fischer continued.

MARKET OUTLOOK

Olin expects continued improvement in chlorine, ethylene dichloride and chlorine-derivatives pricing in 2019. After two quarters of declining caustic soda export price indices due primarily to short-term demand disruptions, Olin has seen signs of stabilization in January of 2019. Olin is confident that there will be improvements in both domestic and export caustic soda prices over the course of the year. We believe the favorable structural dynamics in the chlor alkali industry resulting from expected demand growth and supply constraints remain in place. The company remains confident in the long-term positive outlook for our chlor alkali business.

The epoxy resin market experienced softer year-over-year fourth quarter volumes due to lower end-use demand and customer inventory destocking. However, the long-term supply and demand fundamentals for the epoxy business also remain positive. The combination of steady global demand growth and minimal capacity additions in the industry support a favorable Epoxy business outlook.

The full year 2019 forecast reflects the following:

•	Higher chlorine, ethylene dichloride, and chlorine-derivatives pricing compared to 2018;

•	Lower average domestic and export caustic soda pricing compared to 2018;

•	Higher ethylene costs compared to 2018, due to increased ethane pricing;

•	Lower planned maintenance turnaround costs of approximately $35 million, primarily in the Epoxy business;

•	Higher Epoxy volumes and lower raw material costs, which are expected to more than offset lower pricing;

•	Higher corporate and other costs of approximately $20 million, reflecting lower pension income, higher legacy environmental costs and higher stock-based compensation costs compared to 2018;

•	Pre-tax information technology integration project costs and restructuring costs of approximately $80 million;

•	Capital spending in the $375 million to $425 million range, including the investment associated with the information technology integration project of approximately $80 million;

•	Depreciation and amortization costs comparable with 2018; and

•	Effective income tax rate of approximately 25%, with a cash tax rate of approximately 25%.

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income and income taxes and includes the (losses) earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the fourth quarter 2018 were $980.8 million compared to $917.6 million in the fourth quarter 2017. The increase in the fourth quarter sales compared to the prior year was primarily due to increased chlorine, ethylene dichloride, and other chlorine-derivatives pricing partially offset by lower volumes. Fourth quarter 2018 segment earnings of $146.4 million improved compared to $135.8 million in the fourth quarter 2017, primarily due to higher pricing for chlorine, ethylene dichloride, and other chlorine-derivatives. The higher pricing was partially offset by lower volumes and higher raw material costs, primarily higher ethylene costs, due to increased ethane prices. Chlor Alkali Products and Vinyls fourth quarter 2018 results included depreciation and amortization expense of $117.7 million compared to $114.2 million in the fourth quarter 2017.

EPOXY

Epoxy sales for the fourth quarter 2018 were $508.7 million compared to $536.9 million in the fourth quarter 2017. The decrease in Epoxy sales was due to lower cumene and resin volumes partially offset by higher product prices. The fourth quarter 2018 segment income was $19.0 million compared to a segment loss of $0.8 million in the fourth quarter 2017. The increase in the Epoxy segment earnings was principally due to higher product prices, partially offset by higher raw material costs, primarily benzene and propylene, and lower volumes. The fourth quarter 2017 Epoxy segment earnings were affected by $9.0 million of additional costs and unabsorbed fixed manufacturing costs associated with Hurricane Harvey. Epoxy fourth quarter 2018 results included depreciation and amortization expense of $25.4 million compared to $24.7 million in the fourth quarter 2017.

WINCHESTER

Winchester sales for the fourth quarter 2018 were $145.5 million compared to $165.4 million in the fourth quarter 2017. The decrease in sales was primarily due to lower shipments to commercial customers. Fourth quarter 2018 segment earnings were $4.3 million compared to $11.1 million in the fourth quarter 2017. The decrease in segment earnings was primarily due to lower commercial ammunition volumes, a less favorable product mix, lower selling prices, and higher commodity and other material costs, partially offset by lower operating costs. Year-over-year fourth quarter commodity and other material costs increased by $2.0 million. Winchester fourth quarter 2018 results included depreciation and amortization expense of $5.1 million compared to $5.3 million in the fourth quarter 2017.

CORPORATE AND OTHER COSTS

Other corporate and unallocated costs in the fourth quarter 2018 increased by $9.0 million compared to the fourth quarter 2017, primarily due to higher costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs partially offset by lower stock-based compensation costs, which includes mark-to-market adjustments.

NON-OPERATING PENSION INCOME

Non-operating pension income reflects the adoption of Accounting Standards Update 2017-07 and includes all components of pension and other postretirement benefits income (costs) other than service costs, which continue to be included within operating income and are allocated to the operating segments based on their respective census data. Costs of goods sold, selling and administration expense and operating segment results for 2017 have been restated to reflect this accounting change. Non-operating pension income included in the fourth quarter 2018 was $5.5 million compared to $8.9 million in the fourth quarter 2017.

CASH AND DEBT

The cash balance at December 31, 2018 was $178.8 million. During 2018, we repaid approximately $376 million of debt outstanding using available cash. Olin had no required debt repayments in 2018. Working capital increased $71.6 million in 2018 compared to a decrease of $9.8 million in 2017. The year-over-year working capital increase was primarily due to improved selling prices and higher raw material costs.

During 2018, approximately 2.1 million shares of common stock were repurchased at a cost of $50.0 million, which includes 1.6 million shares purchased in the fourth quarter 2018 at an average price of approximately $21 per share.

DIVIDEND

On January 25, 2019, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on March 11, 2019, to shareholders of record at the close of business on February 11, 2019. This will be the 369th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin management will host a conference call to discuss fourth quarter and full year 2018 earnings at
10:00 A.M. ET on Tuesday, February 5, 2019. Associated slides, which will be available one hour prior to the call, and the conference call will be accessible via webcast through Olin’s website, www.olin.com. An archived replay of the webcast will also be available on the Investor Relations section of Olin’s website beginning at 12:00 P.M. ET. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. These statements may include statements regarding the October 2015 transaction to acquire the business (the Acquired Business) from DowDuPont, the expected benefits and synergies of the transaction, and future opportunities for the combined company following the transaction. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	failure to control costs or to achieve targeted cost reductions;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	complications resulting from our multiple enterprise resource planning systems and the conversion to one single system;

•	changes in, or failure to comply with, legislation or government regulations or policies;

•	the failure or an interruption of our information technology systems;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior credit facility;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	fluctuations in foreign currency exchange rates;

•	unexpected litigation outcomes;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	our substantial amount of indebtedness and significant debt service obligations;

•	the integration of the Acquired Business may not be successful in fully realizing the benefits of the anticipated synergies;

•	failure to attract, retain and motivate key employees;

•	our assumptions included in long range plans not realized causing a non-cash impairment charge of long-lived assets;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital; and

•	differences between the historical financial information of Olin and the Acquired Business and our future operating performance.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2019-05

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except per share amounts)	2018	2017	2018	2017
Sales	$1,635.0	$1,619.9	$6,946.1	$6,268.4
Operating Expenses:
Cost of Goods Sold (b)(c)	1,391.0	1,400.2	5,822.1	5,554.9
Selling and Administration (b)	109.0	101.0	430.6	369.8
Restructuring Charges(d)	8.2	11.7	21.9	37.6
Acquisition-related Costs(e)	—	0.3	1.0	12.8
Other Operating Income (f)	—	3.4	6.4	3.3
Operating Income	126.8	110.1	676.9	296.6
Earnings (Losses) of Non-consolidated Affiliates (g)	0.5	0.3	(19.7)	1.8
Interest Expense (h)	59.2	59.4	243.2	217.4
Interest Income	0.5	0.8	1.6	1.8
Non-operating Pension Income (b)	5.5	8.9	21.7	34.4
Income before Taxes	74.1	60.7	437.3	117.2
Income Tax Provision (Benefit)(i)	20.8	(428.6)	109.4	(432.3)
Net Income	$53.3	$489.3	$327.9	$549.5
Net Income Per Common Share:
Basic	$0.32	$2.93	$1.97	$3.31
Diluted	$0.32	$2.89	$1.95	$3.26
Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80
Average Common Shares Outstanding - Basic	166.1	167.1	166.8	166.2
Average Common Shares Outstanding - Diluted	167.3	169.5	168.4	168.5

(a)	Unaudited.

(b)
Non-operating pension income reflects the adoption of Accounting Standards Update 2017-07 and includes all components of pension and other postretirement income (costs) other than service costs, which continue to be included within operating income. Reclassification adjustments to cost of goods sold and selling and administration expense for 2017 have been made to reflect this accounting change.

(c)
Cost of goods sold for the three months and year ended December 31, 2018 included pretax insurance recoveries for environmental costs incurred and expensed in prior periods of $1.0 million and $111.0 million, respectively.

(d)
Restructuring charges for the three months and years ended December 31, 2018 and 2017 were primarily associated with the 2016 closure of 433,000 tons of chlor alkali capacity across three separate Olin locations. Restructuring charges for the three months and year ended December 31, 2018 also included costs associated with permanently closing the ammunition assembly operations at our Geelong, Australia facility.

(e)	Acquisition-related costs for the three months and years ended December 31, 2018 and 2017 were associated with our integration of the Acquired Business.

(f)
Other operating income for the year ended December 31, 2018 included a $1.7 million loss on the sale of land and an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility. Other operating income for both the three months and year ended December 31, 2017 included a gain of $3.3 million on the sale of a former manufacturing facility.

(g)	Earnings (losses) of non-consolidated affiliates for the year ended December 31, 2018 reflect a $21.5 million non-cash impairment charge recorded during the second quarter.

(h)
Interest expense for the three months and year ended December 31, 2018 included $4.1 million and $16.0 million, respectively, of accretion expense related to the 2020 ethylene payment discount. Interest expense for both the three months and year ended December 31, 2017 included $3.9 million of accretion expense related to the 2020 ethylene payment discount.

(i)	Income tax provision (benefit) for both the three months and year ended December 31, 2017 reflects the tax benefit of $437.9 million from the Tax Cuts & Jobs Act.

Olin Corporation
Segment Information(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2018	2017	2018	2017
Sales:
Chlor Alkali Products and Vinyls	$980.8	$917.6	$3,986.7	$3,500.8
Epoxy	508.7	536.9	2,303.1	2,086.4
Winchester	145.5	165.4	656.3	681.2
Total Sales	$1,635.0	$1,619.9	$6,946.1	$6,268.4
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls(b)	$146.4	$135.8	$637.1	$405.8
Epoxy	19.0	(0.8)	52.8	(11.8)
Winchester	4.3	11.1	38.4	72.4
Corporate/Other:
Environmental (Expense) Income(c)	(0.4)	(2.3)	103.7	(8.5)
Other Corporate and Unallocated Costs	(33.8)	(24.8)	(158.3)	(112.4)
Restructuring Charges(d)	(8.2)	(11.7)	(21.9)	(37.6)
Acquisition-related Costs(e)	—	(0.3)	(1.0)	(12.8)
Other Operating Income(f)	—	3.4	6.4	3.3
Interest Expense(g)	(59.2)	(59.4)	(243.2)	(217.4)
Interest Income	0.5	0.8	1.6	1.8
Non-operating Pension Income(h)	5.5	8.9	21.7	34.4
Income before Taxes	$74.1	$60.7	$437.3	$117.2

(a)	Unaudited.

(b)
Earnings (losses) of non-consolidated affiliates are included in the Chlor Alkali Products and Vinyls segment results consistent with management’s monitoring of the operating segments. The earnings from non-consolidated affiliates were $0.5 million and $0.3 million for the three months ended December 31, 2018 and 2017, respectively, and $1.8 million for the year ended December 31, 2017. The losses of non-consolidated affiliates were $19.7 million for the year ended December 31, 2018, which reflect $21.5 million non-cash impairment charge recorded during the second quarter.

(c)
Environmental (expense) income for the three months and year ended December 31, 2018 included pretax insurance recoveries for environmental costs incurred and expensed in prior periods of $1.0 million and $111.0 million, respectively.

(d)
Restructuring charges for the three months and years ended December 31, 2018 and 2017 were primarily associated with the 2016 closure of 433,000 tons of chlor alkali capacity across three separate Olin locations. Restructuring charges for the three months and year ended December 31, 2018 also included costs associated with permanently closing the ammunition assembly operations at our Geelong, Australia facility.

(e)	Acquisition-related costs for the three months and years ended December 31, 2018 and 2017 were associated with our integration of the Acquired Business.

(f)
Other operating income for the year ended December 31, 2018 included a $1.7 million loss on the sale of land and an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility. Other operating income for both the three months and year ended December 31, 2017 included a gain of $3.3 million on the sale of a former manufacturing facility.

(g)
Interest expense for the three months and year ended December 31, 2018 included $4.1 million and $16.0 million, respectively, of accretion expense related to the 2020 ethylene payment discount. Interest expense for both the three months and year ended December 31, 2017 included $3.9 million of accretion expense related to the 2020 ethylene payment discount.

(h)
Non-operating pension income reflects the adoption of Accounting Standards Update 2017-07 and includes all components of pension and other postretirement income (costs) other than service costs, which are allocated to the operating segments based on their respective census data. Operating segment results for 2017 have been restated to reflect this accounting change.

Olin Corporation
Consolidated Balance Sheets(a)

	December 31,	December 31,
(In millions, except per share data)	2018	2017
Assets:
Cash & Cash Equivalents	$178.8	$218.4
Accounts Receivable, Net	776.3	733.2
Income Taxes Receivable	5.9	16.9
Inventories, Net	711.4	682.6
Other Current Assets	35.0	48.1
Total Current Assets	1,707.4	1,699.2
Property, Plant and Equipment (Less Accumulated Depreciation of $2,781.0 and $2,333.1)	3,482.1	3,575.8
Deferred Income Taxes	26.3	36.4
Other Assets	1,150.4	1,208.4
Intangibles, Net	511.6	578.5
Goodwill	2,119.6	2,120.0
Total Assets	$8,997.4	$9,218.3
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$125.9	$0.7
Accounts Payable	636.5	669.8
Income Taxes Payable	22.6	9.4
Accrued Liabilities	333.3	274.4
Total Current Liabilities	1,118.3	954.3
Long-term Debt	3,104.4	3,611.3
Accrued Pension Liability	674.3	635.9
Deferred Income Taxes	518.9	511.2
Other Liabilities	749.3	751.9
Total Liabilities	6,165.2	6,464.6
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 240.0 Shares: Issued and Outstanding 165.3 Shares (167.1 in 2017)	165.3	167.1
Additional Paid-in Capital	2,247.4	2,280.9
Accumulated Other Comprehensive Loss	(651.0)	(484.6)
Retained Earnings	1,070.5	790.3
Total Shareholders’ Equity	2,832.2	2,753.7
Total Liabilities and Shareholders’ Equity	$8,997.4	$9,218.3

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Years Ended December 31,
(In millions)	2018	2017
Operating Activities:
Net Income	$327.9	$549.5
Losses (Earnings) of Non-consolidated Affiliates	19.7	(1.8)
Losses (Gains) on Disposition of Property, Plant & Equipment	2.0	(3.1)
Stock-based Compensation	12.0	9.1
Depreciation and Amortization	601.4	558.9
Deferred Income Taxes	35.6	(452.7)
Qualified Pension Plan Contributions	(2.6)	(1.7)
Qualified Pension Plan Income	(15.0)	(26.9)
Changes in:
Receivables	(46.3)	(49.9)
Income Taxes Receivable/Payable	24.5	9.6
Inventories	(35.5)	(37.8)
Other Current Assets	0.2	(12.1)
Accounts Payable and Accrued Liabilities	(14.5)	100.0
Other Assets	(2.6)	5.8
Other Noncurrent Liabilities	4.3	(5.9)
Other Operating Activities	(3.3)	7.8
Net Operating Activities	907.8	648.8
Investing Activities:
Capital Expenditures	(385.2)	(294.3)
Payments Under Long-term Supply Contracts	—	(209.4)
Proceeds from Disposition of Property, Plant and Equipment	2.9	5.2
Net Investing Activities	(382.3)	(498.5)
Financing Activities:
Long-term Debt Repayments, Net	(376.1)	(2.4)
Common Stock Repurchased and Retired	(50.0)	—
Stock Options Exercised	3.4	29.8
Dividends Paid	(133.6)	(133.0)
Debt Issuance Costs	(8.5)	(11.2)
Net Financing Activities	(564.8)	(116.8)
Net (Decrease) Increase in Cash and Cash Equivalents	(39.3)	33.5
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.3)	0.4
Cash and Cash Equivalents, Beginning of Year	218.4	184.5
Cash and Cash Equivalents, End of Year	$178.8	$218.4

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)
Olin’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, acquisition-related costs and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income), restructuring charges and acquisition-related costs. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2018	2017	2018	2017
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$53.3	$489.3	$327.9	$549.5
Add Back:
Interest Expense	59.2	59.4	243.2	217.4
Interest Income	(0.5)	(0.8)	(1.6)	(1.8)
Income Tax Provision (Benefit)(b)	20.8	(428.6)	109.4	(432.3)
Depreciation and Amortization	150.4	147.5	601.4	558.9
EBITDA	283.2	266.8	1,280.3	891.7
Add Back:
Restructuring Charges(c)	8.2	11.7	21.9	37.6
Acquisition-related Costs(d)	—	0.3	1.0	12.8
Environmental Recoveries, Net(e)	(1.0)	—	(89.5)	—
Information Technology Integration Project(f)	11.0	2.4	36.5	5.3
Certain Non-recurring Items(g)	—	(3.3)	15.2	(3.3)
Adjusted EBITDA	$301.4	$277.9	$1,265.4	$944.1

(a)	Unaudited.

(b)	Income tax provision (benefit) for both the three months and year ended December 31, 2017 reflects the tax benefit of $437.9 million from the Tax Cuts & Jobs Act.

(c)
Restructuring charges for the three months and years ended December 31, 2018 and 2017 were primarily associated with the 2016 closure of 433,000 tons of chlor alkali capacity across three separate Olin locations. Restructuring charges for the three months and year ended December 31, 2018 also included costs associated with permanently closing the ammunition assembly operations at the Geelong, Australia facility.

(d)	Acquisition-related costs for the three months and years ended December 31, 2018 and 2017 were associated with our integration of the Acquired Business.

(e)
Environmental recoveries, net for the three months and year ended December 31, 2018 included insurance recoveries for environmental costs incurred and expensed in prior periods of $1.0 million and $111.0 million, respectively. The recoveries are reduced by $21.5 million of legal costs incurred during the year ended December 31, 2018 associated with the environmental recovery actions.

(f)
Information technology integration project charges for the three months and years ended December 31, 2018 and 2017 were associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(g)
Certain non-recurring items for the year ended December 31, 2018 included a $1.7 million loss on the sale of land, a $21.5 million non-cash impairment charge associated with our investment in non-consolidated affiliates and an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility. Certain non-recurring items for both the three months and year ended December 31, 2017 included a gain of $3.3 million on the sale of a former manufacturing facility.